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                                                                       Exhibit 1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  FANSTEEL INC.


     Fansteel Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     First: The name of the Corporation is Fansteel Inc. (the "Corporation"). The Corporation was originally incorporated under the name "Fansteel Delaware Incorporated". The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 6, 1985 as amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 24, 1986 (as amended, the "Amended Certificate of Incorporation").

     Second: This Amended and Restated Certificate of Incorporation was provided for in the amended joint reorganization plan (the "Plan") filed by Fansteel Inc. and its U.S. subsidiaries (collectively "Fansteel") on September 18, 2003 and confirmed, as amended, by order of the United States District Court in Wilmington, Delaware entered on November 17, 2003 in Fansteel's chapter 11 cases under 11 U.S.C. ss. ss. 101-1330 commenced on January 15, 2002.

     Third: This Amended and Restated Certificate of Incorporation is being filed pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware and restates and integrates and further amends the Amended Certificate of Incorporation.

     Fourth: The text of the Amended Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

     1. The name of the corporation is Fansteel Inc. (the "Corporation").

     2. The address of the Corporation's registered office in the State of Delaware is 1209 North Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

     4. The total number of shares which the Corporation shall have authority to issue is 3,600,000, having a par value of $0.01 each, to be denominated "Common Stock." Notwithstanding any other provision of this Section 4, (a) the Corporation will not issue any non-voting equity securities, within the meaning of ss. 1123(a)(6) of the United States Bankruptcy Code, 11 U.S.C., or any successor statute thereto and (b) in the event that the Corporation issues any class of equity securities having a preference over another class of equity securities with respect to dividends, the terms of such class of equity securities will include adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends, within the meaning of ss. 1123(a)(6) of the United States Bankruptcy Code, 11 U.S.C., or any successor statue thereto.

     5. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Delaware General Corporation Law (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time.

     6. The Board of Directors shall have the power to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any Bylaw.

     7. The Corporation shall, to the fullest extent permitted by the General Corporation Law (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the General Corporation Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

     8. The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.



                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Fansteel Inc. has caused this Certificate to be signed by its President and Chief Executive Officer, Gary Tessitore, and attested to by its Vice President and Chief Financial Officer, R. Michael McEntee, this 23rd day of January, 2004.

Fansteel Inc.:                              Attest:


/s/ Gary Tessitore                          By:  /s/ R. Michael McEntee
--------------------------------                 ------------------------------
Gary Tessitore                                    R. Michael McEntee
President and Chief Executive Officer             Vice President and Chief
                                                        Financial Officer

[seal]